Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-105236 dated May 14, 2003, No. 333-104804 dated April 29, 2003, as amended on September 9, 2003, No. 333-60266-99 dated July 31, 2002, and No. 333-60266 dated May 4, 2001) pertaining to Chicago Mercantile Exchange Holdings Inc. of our report dated February 2, 2004, with respect to the consolidated financial statements and schedules of Chicago Mercantile Exchange Holdings Inc. and subsidiaries incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Chicago, Illinois

March 10, 2004